Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Jason Saragian	Michael McMurray
419.248.8987	419.248.5934

Owens Corning Reaches Definitive Agreement to Sell

Masonry Products Business for a Minimum of $90 Million

TOLEDO, Ohio, Dec. 20, 2010 – Owens Corning (NYSE: OC), a world leader in building materials and glass fiber reinforcements, announced today that it has reached a definitive agreement with Boral Industries Ltd. to sell its Masonry Products business.

The divestiture will be in two stages. Owens Corning will sell a 50 percent stake in its Masonry Products business to Boral Industries Ltd. for $45 million at closing. The Masonry Products business will then be operated jointly until early 2014. At that time, Owens Corning will sell its remaining 50 percent stake for $45 million and may receive additional proceeds dependent upon 2013 financial performance. Owens Corning will record an impairment charge estimated to be $115 million, which is primarily related to goodwill and other intangible assets assigned to the business in 2006 as part of fresh start accounting.

Boral will assume operational control of the business at closing. During the period of joint ownership, Owens Corning and Boral will work together to ensure maximum performance.

The transaction is expected to close by year-end and is subject to regulatory approval.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $4.8 billion in 2009 and about 16,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

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